United States Statutes At Large in support of Government Records entitled to "Full Faith and Credit"

Please review the following United States Statutes At Large in support of the United States of America and United States are foreign to one another and that said Government Records are entitled to "Full Faith and Credit"

a. Public Statutes at Large of the United States of America- from the Organization of the Government in 1789, to March 3,1845; Volume 1- Boston: Charles C. Little and James Brown, 1845- in the Clerk's Office of the district Court of the District of Massachusetts; Articles of Confederation (Articles of Confederation and Perpetual Union), Page 4; Article 1. **The style of this confederacy shall be, "The United States of America."** Art 2. Each state retains its sovereignty, freedom, and independence, **and every power, jurisdiction, and right, which is not by this confederation expressly delegated to the United States,** In Congress assembled. **Art. 4 § 3. Full Faith and Credit shall be given, in each of these states, to the records, acts, and judicial proceedings of the courts and magistrates of every other state.**

b. Public Statutes at Large of the United States of America- from the organization of the Government in 1789, to March 3,1845; Volume 1- Boston: Charles C. Little and James Brown, 1845- In the Clerk's office of the District Court of the District of Massachusetts; The Constitution of the United States, Page 10; Preamble: " WE, the people of the **United States**, in order to form a more perfect Union, establish justice, insure domestic tranquility, provide for the common defense, promote the general welfare, and secure the blessings of liberty to ourselves and our posterity, do ordain and establish this Constitution for the **United States of America.** (a)"

    i. **Art. 4 § 1. Full Faith and credit shall be given in each State to the public acts, records, and judicial proceedings of every other State. And the Congress may be general laws prescribe the manner in which such acts, records, and proceedings shall be proved, and the effect thereof. (d)**

Please review the following United States Statutes At Large in support of State of Florida, The United States of America and State of Florida, United States are foreign to one another and that said Government Records are entitled to "Full Faith Credit":

a. TWENTY-EIGHT CONGRESS. SESS. II. CH. 47, 48. 1845 Page 742; CHAP. XLVIII. **The State of Florida be and the same hereby, declared to be a State of the United States of America** and was admitted into the union on equal footing with the original States, in all respects whatsoever (State of Florida, The United States of America- March 3, 1845)

b. United States is a Federal Corporation evidenced by the following United States Statutes At Large: PUBLIC LAW 101-647-NOV. 29, 1990; 104 STAT-PAGE 4935 § 3002(15)(a)